EXHIBIT 99.1

EPL Announces First Quarter 2013 Results

NEW ORLEANS, May 2, 2013 (GLOBE NEWSWIRE) -- EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the first quarter 2013.

Highlights

  1Q13 EBITDAX rose 83% versus 1Q12 to $123.6 million and adjusted non-GAAP net income of $35.6 million ($0.91 per diluted share) respectively (see EBITDAX reconciliation in the tables)
  1Q13 oil production rose 85% versus 1Q12 to 17,327 Barrels of oil per day (Bopd) and was above guidance impacted by organic growth from ongoing operational activities and the first full quarter of production from the Hilcorp acquisition that closed late last year
  2013 capital budget remains at $300 million, up 34% over 2012 and dominated by oil projects intended to drive both production and organic reserve growth
  Continued focus on free cash flow and balance sheet strength, supported by a strong oil hedge position: current net debt to projected 2013 EBITDAX estimated at 1.3x. Liquidity in the form of cash plus undrawn revolver availability estimated at $290 million

Financial Results

Revenue for the first quarter of 2013 was $182.3 million, compared to $98.8 million for the same period a year ago, driven by higher realized oil production from the Company's focus on oil-weighted acquisitions and organic exploitation projects.

For the first quarter of 2013, EPL reported net income to common stockholders of $29.0 million, or $0.73 per diluted share, compared to net income of $1.5 million, or $0.04 per diluted share, for the same period a year ago. The net income for the first quarter of 2013 included $10.4 million of non-cash costs, primarily attributable to unrealized losses on derivative instruments. Excluding the impact of these non-cash items, EPL's adjusted first quarter net income, a non-GAAP measure, would have been $35.6 million, or $0.91 per diluted share.

For the first quarter of 2013, EBITDAX was $123.6 million and discretionary cash flow was $113.4 million, or $2.89 per share (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first quarter of 2013 was $78.2 million, a 37% increase compared to cash flow from operating activities for the same quarter a year ago.

Gary C. Hanna, the Company's President and CEO, stated, "I am pleased with our execution so far during this transformational year. The integration of the Hilcorp acquisition is behind us and the properties are performing even better than we anticipated. Although the year is just underway, we are feeling comfortable that our 2013 annual oil production should come within the mid to upper end of our full year guidance range and significantly ramp up during the second half of this year.

"We remain focused on achieving organic growth in terms of production, reserves, and inventory expansion from our high quality acreage. We are just now seeing the reprocessed seismic over the Hilcorp properties come in-house which will allow our technical teams to work the properties' upside potential, and which will undoubtedly over time add substantially to our already robust inventory. With our growing liquidity, continued free cash flow generation and balanced acquire and exploit strategy, we also intend to continue executing on additional prudent acquisition targets to accelerate our growth and provide additional opportunity sets."

Production and Price Realizations

Oil production for the first quarter of 2013 averaged 17,327 Barrels (Bbls) per day, which was above the Company's guidance range and a new record high for the Company. Oil production volumes were 85% higher than in the comparable quarter last year, primarily as a result of the recent Hilcorp acquisition of oil-weighted properties that closed late last year and the continued focus on oil-weighted projects.

Natural gas production averaged 32.1 million cubic feet (Mmcf) per day in the first quarter of 2013, which was on the high end of the Company's guidance range. EPL has continued its focus on oil development opportunities which have higher revenue generation capability than natural gas.

Price realizations for the first quarter of 2013, all of which are stated before the impact of derivative instruments, averaged $111.94 per barrel for crude oil and $3.64 per thousand cubic feet (Mcf) of natural gas, compared to $114.87 per barrel of crude oil and $2.48 per Mcf of natural gas in the same quarter a year ago. The Company's crude oil is advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials.

Operating Expenses

Lease operating expenses (LOE) for the first quarter of 2013 totaled $41.6 million, while general and administrative (G&A) expenses were $7.1 million. Reported LOE and G&A increased over the same periods a year ago mainly due to property acquisitions. G&A expenses included non-cash stock based compensation recorded in the first quarter of 2013 of $1.6 million.

Capital Expenditures and P&A Operations

During the first three months of 2013, costs incurred for development and exploration activities totaled approximately $71.8 million, which combined with $0.5 million spent on seismic purchases, resulted in a total expenditure of $72.3 million. So far to date, the Company has completed 11 operations, including 7 successful sidetracks and drillwells and 3 successful workovers, with an overall 91% success rate. Additionally, during the first quarter, the Company was the high bidder at $2.1 million on 5 leases comprising 13,892 acres in the shallow Gulf of Mexico shelf. Over the last two years, EPL has purchased approximately 41,000 acres of leasehold that has enhanced the acreage position surrounding its prolific core field areas.

The Company still plans for its 2013 capital budget to total approximately $300 million, consisting of oil-dominated development and exploration activities, which is intended to drive production growth and organic reserve replacement. Development and infield exploration spending is budgeted primarily in the West Delta, East Bay, South Timbalier, and Ship Shoal core field areas. The Company has continued its active drilling program with six rigs currently working within its core field areas and secured the barge, hydraulic workover and jack-up rigs necessary to execute its capital program. In addition, the Company plans to spend approximately $30 million in 2013 on plugging and abandonment and other decommissioning activities, which will serve to reduce future maintenance and insurance costs. The Company spent approximately $7.1 million in the first quarter on these activities.

Liquidity and Capital Resources

As of March 31, 2013, the Company had unrestricted cash on hand of $3.3 million and restricted cash of $6.0 million. As recently announced, on April 2, 2013, EPL sold certain shallow water Gulf of Mexico shelf oil and natural gas interests located within the non-operated Bay Marchand field to the property operator for $51.5 million in cash and the buyer's assumption of liabilities recorded on its balance sheet of $11.3 million resulting in total consideration of $62.8 million, subject to customary adjustments to reflect the January 1, 2013 economic effective date. From time to time, EPL may decide to divest of certain assets that do not meet its capital expenditure risk, rate of return, operational control or other criteria in an effort to high-grade its overall portfolio of assets.

After giving effect to the sale, EPL's current liquidity, in the form of cash plus undrawn revolver availability is approximately $290 million. 2013 EBITDAX is still expected to range between $475 million to $525 million. EPL's current leverage is estimated at 1.3x debt to projected 2013 EBITDAX using the midpoint of the guidance. (See the guidance section contained in this press release and the discussion of EBITDAX in the tables).

2013 and 2014 Hedge Position

The Company has layered in downside protection in the form of swaps and collars for 2013 and 2014 to protect its cash flow. For full year 2013, EPL has a total of 11,157 Bbls of oil per day hedged, the majority of which is hedged using Brent swaps at a fixed price averaging $106.01 per Bbl. For full year 2013, EPL has a total of 9,562 Mcf per day of gas hedged, all of which is hedged using swaps at a fixed price averaging $3.51 per Mcf. For full year 2014, EPL has a total of 8,715 Bbls of oil per day hedged, all of which is hedged using Brent swaps at a fixed price averaging $101.13 per Bbl. For full year 2014, EPL has a total of 5,000 Mcf per day of gas hedged, all of which is hedged using swaps at a fixed price averaging $4.01 per Mcf.

Second Quarter and Full Year 2013 Guidance

Note: This guidance is inclusive of the effects of the sale of the non-operated BM assets, closed April 2, 2013.

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

Net Production (per day)	2Q 2013			Full Year 2013
Oil, including NGLs (Bbls)	17,000	-	18,000	17,000	-	18,500
Natural gas (Mcf)	27,000	-	33,000	24,000	-	30,000
Boe	21,500	-	23,500	21,000	-	23,500
% Oil, including NGLs (using midpoint of guidance)		78%			80%

Swap Contracted Volume
Oil (barrels)		12,577			10,157
% of Oil swap contracted	74%	-	70%	60%	-	55%
% of Boe swap contracted	58%	-	54%	48%	-	43%
Average Swap Price Level		$104.59			$104.62

ESTIMATED EXPENSES (in Millions, unless otherwise noted)

Lease Operating (including energy insurance)	$ 37.5	-	$ 41.5	$ 150	-	$ 160
General & Administrative (cash and non-cash)	$ 6.5	-	$ 7.0	$ 26	-	$ 28
Taxes, other than on earnings (% of revenue)	1%	-	3%	1%	-	3%
Exploration Expense	$ 2	-	$ 4	$ 8	-	$ 16
DD&A ($/Boe)	$ 20.00	-	$ 24.00	$ 20.00	-	$ 24.00
Interest Expense (including amortization of discount and deferred financing costs)	$ 13.0	-	$ 14.0	$ 52	-	$ 56

ESTIMATED EBITDAX RANGE: $475 Million to $525 Million (Midpoint: $500 million)

ESTIMATED FREE CASH FLOW: $100 Million to $150 Million (Midpoint: $125 million)

Conference Call Information

EPL has scheduled a conference call for today, May 2, 2013, at 9:30 A.M. Central Time/10:30 A.M. Eastern Time to review results for the first quarter 2013 and to discuss its outlook for 2013. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 53188302.

The call will be available for replay beginning two hours after the call is completed through midnight of May 16, 2013. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 53188302.

The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Events and Webcasts" link in the Investor Relations section of the site.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company's operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL "expects," "believes," "plans," "projects," "estimates" or "anticipates" will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL's common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL's filings with the Securities and Exchange Commission. (http://www.sec.gov/)

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Oil and natural gas	$ 180,984	98,772
Other	1,365	24
	182,349	98,796

Costs and expenses:
Lease operating	41,579	18,411
Transportation	650	151
Exploration expenditures and dry hole costs	1,933	14,309
Impairments	42	2,314
Depreciation, depletion and amortization	46,522	23,908
Accretion of liability for asset retirement obligations	6,032	3,148
General and administrative	7,092	5,344
Taxes, other than on earnings	2,860	3,741
Other	2,947	175
Total costs and expenses	109,657	71,501

Income from operations	72,692	27,295

Other income (expense):
Interest income	10	38
Interest expense	(13,095)	(4,874)
Loss on derivative instruments	(13,951)	(20,062)
	(27,036)	(24,898)

Income before income taxes	45,656	2,397
Deferred income tax expense	(16,619)	(894)

Net income	$ 29,037	1,503

Net income, as reported	$ 29,037	1,503
Add back:
Unrealized loss due to the change in fair value of derivative instruments	7,383	16,542
Impairments	42	2,314
Loss on abandonment activities	2,960	168
Deduct:
Income tax adjustment for above items	(3,780)	(7,096)

Adjusted Non-GAAP net income	$ 35,642	13,431

EBITDAX Reconciliation:

Net income, as reported	$ 29,037	1,503
Add back:
Income taxes	16,619	894
Net interest expense	13,085	4,836
Depreciation, depletion, amortization and accretion	52,554	27,056
Impairments	42	2,314
Exploration expenditures and dry hole costs	1,933	14,309
Loss on abandonment activities	2,960	168
Less impact of:
Unrealized loss due to the change in fair value of derivative instruments	7,383	16,542

EBITDAX	$ 123,613	67,622

Weighted average dilutive common shares outstanding	39,204	39,298

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss (gain) on abandonment activities, loss on early extinguishment of debt and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative instruments. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company's ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$ 29,037	1,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	46,522	23,908
Accretion of liability for asset retirement obligations	6,032	3,148
Unrealized loss on derivative contracts	7,383	16,542
Non-cash compensation	1,612	991
Deferred income taxes	16,519	594
Exploration expenditures	(87)	2,637
Impairments	42	2,314
Amortization of deferred financing costs and discount on debt	1,318	500
Other	2,960	168
Changes in operating assets and liabilities:
Trade accounts receivable	(6,473)	(2,516)
Prepaid expenses	1,667	5,111
Other assets	210	(4)
Accounts payable and accrued expenses	(21,361)	11,247
Asset retirement obligation settlements	(7,139)	(9,082)

Net cash provided by operating activities	$ 78,242	57,061

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	78,242	57,061
Changes in working capital	33,096	(4,756)
Non-cash exploration expenditures and impairments	45	(4,951)
Total exploration expenditures, dry hole costs and impairments	1,975	16,623
Discretionary cash flow	$ 113,358	63,977

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

EPL OIL & GAS, INC.
SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
(Unaudited)

	Three Months Ended March 31,
	2013	2012

PRODUCTION AND PRICING
Net Production (per day):

Crude Oil (Bbls)	16,691	8,927
Natural Gas Liquids (Bbls)	636	459
Oil (Bbls)	17,327	9,386
Natural gas (Mcf)	32,146	14,950
Total (Boe)	22,685	11,878
Average Sales Prices:
Crude Oil (per Bbl)	$ 111.94	114.87
Natural Gas Liquids (per Bbl)	40.17	49.70
Oil (per Bbl)	109.30	111.68
Natural gas (per Mcf)	3.64	2.48
Average (per Boe)	88.65	91.38
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$ 168,148	93,319
Natural Gas Liquids	2,300	2,078
Oil	170,448	95,397
Natural gas	10,536	3,375
Total	180,984	98,772

Impact of derivative instruments settled during the period(1):
Oil (per Bbl)	$ (4.27)	(4.12)
Natural gas (per Mcf)	0.03	-

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$ 20.37	17.03
Depreciation, depletion and amortization	22.79	22.12
Accretion expense	2.95	2.91
Taxes, other than on earnings	1.40	3.46
General and administrative	3.47	4.94

(1) The derivative amounts represent the realized portion of gains or losses on derivative instruments settled during the period which are included in Other income (expense) in the consolidated statements of operations.

EPL OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$ 3,325	$ 1,521
Trade accounts receivable - net	74,464	67,991
Fair value of commodity derivative instruments	840	3,302
Deferred tax asset	5,117	3,322
Prepaid expenses	8,206	9,873
Total current assets	91,952	86,009

Property and equipment	2,051,435	2,025,647
Less accumulated depreciation, depletion, amortization and impairments	(459,894)	(427,580)
Net property and equipment	1,591,541	1,598,067

Restricted cash	6,023	6,023
Fair value of commodity derivative instruments	15	211
Deferred financing costs --- net of accumulated amortization	12,064	12,386
Other assets	2,721	2,931
Assets held for sale	35,242	-
	$ 1,739,558	$ 1,705,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 23,279	$ 34,772
Accrued expenses	109,244	117,372
Asset retirement obligations	29,363	30,179
Fair value of commodity derivative instruments	14,583	10,026
Liabilities associated with assets held for sale	7,037	-
Total current liabilities	183,506	192,349

Long-term debt	680,502	689,911
Asset retirement obligations	203,985	204,931
Deferred tax liabilities	86,009	67,694
Fair value of commodity derivative instruments	3,805	3,637
Other	1,226	1,132
Liabilities associated with assets held for sale	4,220	--
	1,163,253	1,159,654
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at March 31, 2013 and December 31, 2012	-	-
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued 40,779,030 and 40,601,887 at March 31, 2013 and December 31, 2012, respectively; shares outstanding 39,256,817 and 39,103,203 at March 31, 2013 and December 31, 2012, respectively	40	40
Additional paid-in capital	512,340	510,469
Treasury stock, at cost, 1,522,213 and 1,498,684 shares at March 31, 2013 and December 31, 2012, respectively	(21,053)	(20,477)
Retained earnings	84,978	55,941
Total stockholders' equity	576,305	545,973
	$ 1,739,558	$ 1,705,627
CONTACT: Investors/Media
         T.J. Thom, Chief Financial Officer
         504-799-1902
         tthom@eplweb.com